Shareholder meeting results (unaudited)
November 19, 2009 meeting
At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class*, as follows:


                          Votes for            Votes withheld
Ravi Akhoury              144,159,880           5,756,274
Jameson A. Baxter         144,089,420           5,826,734
Charles B. Curtis         144,163,005           5,753,149
Robert J. Darretta        144,131,113           5,785,041
Myra R. Drucker           144,185,199           5,730,955
John A. Hill              144,123,942           5,792,212
Paul L. Joskow            144,226,682           5,689,472
Elizabeth T. Kennan**      143,986,867           5,929,287
Kenneth R. Leibler        144,161,109           5,755,045
Robert E. Patterson       144,163,377           5,752,777
George Putnam, III        144,132,419           5,783,735
Robert L. Reynolds        144,288,500           5,627,654
W. Thomas Stephens        144,223,485           5,692,669
Richard B. Worley         144,224,274           5,691,880

* Reflects votes with respect to election of Trustees by funds of the Trust through December 18, 2009.
** Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management with both Fund
Family breakpoints and performance fees was approved as follows:

Votes for       Votes against        Abstentions   Broker non-votes
13,904,096          640,337           478,406       5,157,307

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows


Votes for       Votes against        Abstentions   Broker non-votes
13,850,698           670,698            501,445      5,157,305


A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

Votes for       Votes against        Abstentions   Broker non-votes
13,864,598          667,456            490,787        5,157,305

All tabulations are rounded to the nearest whole number.